SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 23, 2011

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On December 23, 2011, a newly-formed joint venture owned equally by subsidiaries Winthrop Realty Trust (“Winthrop”) and subsidiaries of Elad Canada Inc. (“Elad”) entered into an agreement with PNC Bank, National Association, as agent and PNC Bank, National Association, Bank of America, N.A., Eurohypo AG, New York Branch, Macquarie Bank Limited and The Northern Trust Company, as lenders, unaffiliated third parties, to acquire an approximately $145 million (inclusive of default interest) defaulted first mortgage loan (the “Loan”) for a purchase price of approximately $128.5 million, subject to adjustment based on reserve balances and additional advances under the terms of the documents relating to the loan.  The Loan is presently in maturity default and has a stated interest rate of LIBOR plus 3.5% with a 5% default rate.  Pursuant to the terms of the agreement, the joint venture provided a $20,000,000 non-refundable deposit and the transaction is scheduled to close on or before February 8, 2012.

The Loan is collateralized by the Sullivan Center, a 942,000 square foot mixed use property located in Chicago, Illinois comprised of approximately 200,000 square feet of retail space and 742,000 square feet of office space.  Occupancy, inclusive of executed lease agreements as to which the tenant has not yet taken occupancy is approximately 89% with respect to the retail space and 73% with respect to the office space for an overall occupancy of 77%.  Anchor retail tenants under lease include Target department store and DSW Designer Shoe Warehouse

In connection with entering into of the joint venture, subsidiaries of Winthrop entered into a limited partnership agreement pursuant to which the consent of both Winthrop and Elad are required for substantially all actions of the joint venture and for each of them to contribute one-half of all joint venture expenses including providing one-half of the deposit under the purchase agreement described for in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 28th day of December, 2011.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer